As filed with the Securities and Exchange Commission on October 14, 2025

Registration No. 333-255178

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRANSUITE.ORG INC.
(Exact name of registrant as specified in its charter)

Nevada	30-1129581
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

732 S 6th St # 4304
Las Vegas, NV	89101
(Address of Principal Executive Offices)	(Zip Code)

TRANSUITE.ORG INC.

2025 Equity Incentive Plan

(Full title of the plan)

Transuite.Org Inc.

732 S 6th St # 4304

Las Vegas, NV 89101

 (Name and address of agent for service)

(775) 295-4295

 (Telephone number, including area code, of agent for service)

Copies of Correspondence to:

Kline Law Group PC

15165 Alton Parkway, Suite 450

Irvine, CA  92618

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information concerning the Transuite.Org Inc. 2025 Equity Incentive Plan (the “Plan”) specified in this Part I will be sent or given to Plan participants as specified by Rule 428(b)(1).  Such documents are not filed as part of this registration statement in accordance with the Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed by Transuite.Org Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

1. The Company’s Annual Report on Form 10-KT for the fiscal year ended December 31, 2024, filed on March 28, 2025;

2. The Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2024, filed on March 17, 2025;

3. The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed on May 13, 2025;

4. The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed on August 13, 2025;

5. The Company’s Current Reports on Form 8-K dated May 27, 2025 (filed on May 27, 2025), May 28, 2025 (filed on May 28, 2025), July 8, 2025 (filed on July 8, 2025), August 22, 2025 (filed on August 22, 2025), August 25, 2025 (filed on August 25, 2025), August 29, 2025 (filed on August 29, 2025), September 16, 2025 (filed on September 16, 2025), September 29, 2025 (filed on September 29, 2025), October 3, 2025 (filed on October 6, 2025), October 9, 2025 (filed on October 9, 2025) and October 10, 2025 (filed on October 10, 2025); and

6. The description of our common shares, which is contained in our registration statement on Form S-1 (Registration No. 333-255178), as amended, originally filed with the Securities and Exchange Commission on April 12, 2021 under the Securities Act of 1933, as amended, as updated in any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein) after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

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Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Nevada Revised Statutes limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our bylaws include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our Company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our articles of incorporation do not contain any limiting language regarding director immunity from liability.

The limitation of liability and indemnification provisions under the Nevada Revise Statutes and our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit Description

3.1*	Articles of Incorporation of the Registrant
3.2*	Bylaws of the Registrant
5	Legal Opinion Kline Law Group PC
23(a)	Consent of Kline Law group PC (included in Exhibit 5)
23(b)	Consent of JP Centurion & Partners PLT
24	Power of Attorney (set forth on signature pages to this registration statement)
107	Filing Fees Table

*- previously filed on April 12, 2021

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Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto on June 27, 2022.

TRANSUITE.ORG INC.

By:	/s/ Mengqing Fan
Mengqing Fan, Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mengqing Fan, her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for her and in her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mengqing Fan	Chief Executive	October 14, 2025
Mengqing Fan	Officer & Director
(Principal Executive Officer)

/s/ Wei Zhen	Chief Financial Officer & Director	October 14, 2025
Wei Zhen	(Principal Financial and Accounting
Officer)

/s/ Qianglong Zeng	President & Director	October 14, 2025
Qianglong Zeng

/s/ Yifan Wang	Director	October 14, 2025
Yifan Wang

/s/ Jie Zhou	Director	October 14, 2025
Jie Zhou

/s/ Weihua Huang	Director	October 14, 2025
Weihua Huang

/s/ Shaoli Jiang	Director	October 14, 2025
Shaoli Jiang